Exhibit 4
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                                                       February 21, 2001



Dear Shareholder,

Today, Primor Inversiones, a wholly-owned subsidiary of Primor Alimentos, commenced two concurrent cash tender offers for all of the outstanding shares of Mavesa common stock and American Depositary Shares.

The enclosed offer seeks to purchase all outstanding shares for cash at a price of US$0.1416887470 per share. Concurrently, the second tender offer is being made in the United States to purchase all outstanding ADSs of Mavesa for cash at a price of US$8.5013248220 per ADS.

The offers are conditioned upon, among other things, the number of shares tendered into the offers and not withdrawn (including shares represented by ADSs), together with the number of shares already owned by Primor, represent at least 65% of the outstanding shares of Mavesa common stock. According to Primor's Venezuelan Offer to Purchase, Primor currently has no plans for any subsequent offering period, second step merger or other transaction following completion of the offers whereby non-tendering holders of ADSs or shares would receive the tender offer consideration at a later time.

Mavesa's Board of Directors has determined that the terms of the offers are fair to and in the best interests of Mavesa shareholders and the holders of Mavesa ADSs and recommends that all holders of shares and ADSs accept the offers and tender their shares and ADSs.

In arriving at its recommendation, the Board of Directors considered a number of factors as described in the attached Schedule 14D-9 which Mavesa has filed with the United States Securities and Exchange Commission. You should review this information and the information contained in Primor's Venezuelan Offer to Purchase, dated February 21, 2001, Supplement to the Venezuelan Offer to Purchase, dated February 21, 2001, Share Letter of Transmittal and related documents contained in this package before making any decision with respect to the offers.

Sincerely yours,


/s/ Alberto Tovar
Alberto Tovar
Chief Executive Officer


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                                                  February 21, 2001



Dear Holder of ADSs,

Today, Primor Inversiones, a wholly-owned subsidiary of Primor Alimentos, commenced two concurrent cash tender offers for all of the outstanding shares of Mavesa common stock and American Depositary Shares.

The enclosed offer seeks to purchase all outstanding ADSs for cash at a price of US$8.5013248220 per ADS. Concurrently, the second tender offer is being made in Venezuela to purchase all outstanding shares of Mavesa for cash at US$0.1416887470 per share.

The offers are conditioned upon, among other things, the number of shares tendered into the offers and not withdrawn (including shares represented by ADSs), together with the number of shares already owned by Primor, represent at least 65% of the outstanding shares of Mavesa common stock. According to Primor's U.S. Offer to Purchase, Primor currently has no plans for any subsequent offering period, second step merger or other transaction following completion of the offers whereby non-tendering holders of ADSs or shares would receive the tender offer consideration at a later time.

Mavesa's Board of Directors has determined that the terms of the offers are fair to and in the best interests of Mavesa shareholders and the holders of Mavesa ADSs and recommends that all holders of shares and ADSs accept the offers and tender their shares and ADSs.

In arriving at its recommendation, the Board of Directors considered a number of factors as described in the attached Schedule 14D-9 which Mavesa has filed with the United States Securities and Exchange Commission. You should review this information and the information contained in Primor's U.S. Offer to Purchase, dated February 21, 2001, ADS Letter of Transmittal and related documents contained in this package before making any decision with respect to the offers.

Sincerely yours,



/s/ Alberto Tovar
Alberto Tovar
Chief Executive Officer